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                                                                    EXHIBIT 12.1

                              IDAHO POWER COMPANY

                       CONSOLIDATED FINANCIAL INFORMATION

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                        TWELVE MONTHS
                                                         TWELVE MONTHS ENDED DECEMBER 31,                   ENDED
                                            ----------------------------------------------------------     JUNE 30,
                                               1993        1994        1995        1996        1997          1998
                                            ----------  ----------  ----------  ----------  ----------  --------------
                                                              (THOUSANDS OF DOLLARS)
Computation of Ratio of Earnings to Fixed
  Charges:
    Consolidated net income...............  $   84,464  $   74,930  $   86,921  $   90,618  $   92,274   $     93,079
                                            ----------  ----------  ----------  ----------  ----------  --------------
Income taxes:
    Income taxes (incl amounts charged to
      other income and deductions)........      38,057      35,307      49,498      51,316      47,559         43,793
    Investment tax credit adjustment......      (1,583)     (1,064)     (1,086)        776      (1,087)          (470)
                                            ----------  ----------  ----------  ----------  ----------  --------------
      Total income taxes..................      36,474      34,243      48,412      52,092      46,472         43,323
                                            ----------  ----------  ----------  ----------  ----------  --------------
Income before income taxes................     120,938     109,173     135,333     142,710     138,746        136,402
                                            ----------  ----------  ----------  ----------  ----------  --------------
Fixed Charges:
    Interest on long-term debt............      53,706      51,172      51,147      52,165      53,215         52,350
    Expense and premium--net..............         507         567         567         594         653            656
    Interest on short-term bank loans.....         220       1,157       3,144       2,269       2,902          3,050
    Other interest........................       2,023       1,538       1,598       2,319       3,990          4,104
    Interest portion of rentals...........       1,077         794         925         991         982          1,002
                                            ----------  ----------  ----------  ----------  ----------  --------------
      Total fixed charges.................      57,533      55,228      57,381      58,338      61,742         61,162
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Earnings--as defined......................  $  178,471  $  164,401  $  192,714  $  201,048  $  200,488   $    197,564
                                            ----------  ----------  ----------  ----------  ----------  --------------
                                            ----------  ----------  ----------  ----------  ----------  --------------
Ratio of earnings to fixed charges........        3.10x       2.98x       3.36x       3.45x       3.25x          3.23x
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